Exhibit 5.1

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Milan

Energy Transfer Operating, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Re:	Registration Statement No. 333-221411; Public Offering of 32,000,000 Series E Preferred Units

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Operating, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Partnership of up to 32,200,000 of its 7.600% Series E Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series E Preferred Units”). The Series E Preferred Units are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), and filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2017 (Registration No. 333-221411), as amended by Post-Effective Amendment No. 1 on Form S-3, filed with the Commission on June 5, 2018 (as so filed and as so amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus supplement dated April 17, 2019 to the Prospectus dated November 8, 2017 (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Series E Preferred Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Series E Preferred Units shall have been issued by the Partnership against

April 25, 2019

payment therefor in the circumstances contemplated by the Prospectus and the underwriting agreement filed as an exhibit to the Partnership’s Current Report on Form 8-K, filed with the Commission on April 18, 2019, the issue and sale of the Series E Preferred Units will have been duly authorized by all necessary limited partnership action of the Partnership, and the Series E Preferred Units will be validly issued and, under the Delaware Act, purchasers of the Series E Preferred Units will have no obligation to make further payments for their purchase of the Series E Preferred Units or contributions to the Partnership solely by reason of their ownership of the Series E Preferred Units or their status as limited partners of the Partnership and no personal liability for the obligations of the Partnership, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Partnership’s Form 8-K dated April 25, 2019 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP